PIONEER POWER SOLUTIONS, INC. 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Pioneer Power Solutions, Inc.

Fort Lee, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-194647) and on Form S-8 (No. 333-196903) of Pioneer Power Solutions, Inc. of our report dated April 2, 2018, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

New York, NY

April 2, 2018